Exhibit 99.3


                                            FOR IMMEDIATE RELEASE
                                           Contact:  Juna Rowland
                                    Director, Corporate Relations
                                                   (717) 485-6605




JLG COMPLETES PURCHASE OF GRADALL

     McConnellsburg, PA, June 21, 1999 - JLG Industries, Inc. (NYSE: JLG) today announced that it has completed the purchase of Gradall Industries, Inc. (NASDAQ: GRDL). Gradall was merged with a wholly owned subsidiary of JLG Industries, Inc, with Gradall as the surviving company and a wholly owned subsidiary of JLG. The merger followed JLG's acceptance for payment of 9,761,042 shares of Gradall common stock tendered in response to JLG's offer to purchase shares at a price of $20.00 per share in cash. The tendered shares represented approximately 99.2 percent of Gradall's issued and outstanding shares. As a result of the merger, shares not previously tendered now evidence the right to receive the same $20.00 per share cash payment. Financing for the acquisition was provided through a new $250 million syndicated revolving credit facility led by First Union National Bank.
     Gradall is a leading manufacturer of rough-terrain, telescopic material handlers and telescopic hydraulic excavators used in infrastructure, residential, non-residential and institutional construction and is one of the industry's most widely recognized brand names. Gradall employs approximately 800 people at the New Philadelphia and Orrville, Ohio sites.
     As previously disclosed in the Company's SEC filings, and upon completion of the merger as planned, Gerald Palmer, Vice President, Wheel Loaders and Excavators Division, Caterpillar, Inc. resigned from the Board of Directors of JLG on which he served as a director for five years. JLG's Board of Directors will consider the vacancy created by Mr. Palmer's resignation during their annual nomination process.
     JLG Industries, Inc., a diversified capital and industrial equipment manufacturer, is the world's leading producer of mobile aerial work platforms and a leading producer of telescopic material handlers and hydraulic excavators. The Company's products are marketed under the widely respected JLG and Gradall trademarks and are distinguished by their technology, versatility, productivity and reliability. Sales are made principally to distributors and rental companies that rent and sell the Company's products to a diverse customer base, which includes users in the industrial, commercial, institutional and construction markets. Headquartered in McConnellsburg, Pennsylvania, JLG has additional manufacturing facilities in Bedford, Pennsylvania and New Philadelphia and Orrville, Ohio, with sales and service locations in Europe and Australia.
   For a fax copy, please call 800-758-5804, extension 470675.